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                                                                    Exhibit 10.5

                                                                  EXECUTION COPY


                      COLONY RESORTS LVH ACQUISITIONS, LLC
                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 9th day of March, 2004 by and between COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company (the "Company"), and Robert Schaffhauser ("Executive").

                              W I T N E S S E T H:

          WHEREAS, the Company believes that the future growth, profitability and success of the Company's business will be enhanced by the employment of Executive; and

          WHEREAS, Executive and the Company now desire to embody in this Agreement the terms and conditions of Executive's employment with the Company.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment from the Company as its Executive Vice President-Finance. Executive will report directly to Rodolfo Prieto, the Company's Chief Executive Officer and General Manager (or his successor, as applicable). The principal location of Executive's employment shall be at the Company's executive office located in Las Vegas, Nevada, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive's working time to the Company and shall have no other employment and no other business ventures that are undisclosed to the Company or that conflict with Executive's duties under this Agreement. Executive will perform such duties as are required by the Company and normally associated with Executive's position, together with such additional duties, commensurate with Executive's position, as may be assigned to Executive from time to time by Mr. Prieto (or his successor, as applicable).

     2. TERM. Executive's employment under the terms and conditions of this Agreement will commence on February 16, 2004 (the "Commencement Date"). The term of this Agreement shall be for a period of three (3) years (the "Initial Term") beginning on the Commencement Date, subject to earlier termination pursuant to Paragraph 6 herein. This Agreement shall automatically renew subject to the same terms and conditions for additional one (1) year terms (each a "Renewal Term") unless terminated by either party by providing the other party with a written termination notice at least ninety (90) days prior to the end of the Initial Term or the then current Renewal Term. The Initial Term and each Renewal Term are hereinafter collectively referred to as the "Term". Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound, to the extent applicable, by the terms and conditions set forth in Paragraphs 7 and 8.

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     3.  COMPENSATION.

         (a) Base Salary. In consideration of Executive's full and faithful satisfaction of Executive's duties under this Agreement, the Company agrees to pay to Executive a per annum base salary of $300,000 ("Base Salary"), payable in such installments as the Company pays its similarly placed employees, subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. During the Term, the Base Salary shall be reviewed on an annual basis in accordance with Executive's annual performance evaluation and increased at the Company's discretion; provided, that, such annual increase shall not be less than 5% of the Base Salary in effect for the previous year.

         (b) Bonus Compensation. Executive will be eligible to participate in the Company's annual bonus program for each calendar year during the Term based on the achievement of performance goals, as established or approved by the Company's Board of Directors and communicated to Executive (the "Annual Bonus"). The Annual Bonus shall be paid by the Company to Executive during the January following the end of the immediately preceding bonus year.

         (c) Restricted Units. In consideration of the services Executive shall provide to the Company under this Agreement, the managing board of the Company (or a committee appointed by such managing board) shall grant to Executive an award (the "Restricted Unit Award") equal to 0.5% of the Class B Membership Units of the Company ("Class B Membership Units") issued and outstanding as of the date on which the closing of the transactions contemplated by the Purchase and Sale Agreement (the "Transactions"), dated December 24, 2003, by and among the Company, LVH Corporation and Park Place Entertainment Corporation (the "Purchase Agreement") occurs. The Restricted Unit Award shall be granted pursuant to the Colony Resorts LVH Acquisitions, LLC 2004 Incentive Plan (the "Incentive Plan"), which shall be established and adopted by the Company in connection with the Transactions. The Restricted Unit Award and Executive's rights and obligations with respect to the Class B Membership Units shall be subject in all respects to the terms of (i) the Incentive Plan, (ii) the restricted unit award agreement to be entered into evidencing the Restricted Unit Award (the "Restricted Unit Award Agreement"), (iii) the Company's Limited Liability Company Agreement, as may be amended from time to time, and (iv) the Holders Agreement to be entered into in connection with the consummation of the Transactions (together, the "Governing Documents"). Subject to Executive's continued employment with the Company and the limitations contained the Governing Documents, the Class B Membership Units subject to the Restricted Unit Award shall vest and the restrictions shall lapse as to 33.33% of the total number of Class B Membership Units awarded on each of the first three anniversaries of the date on which the Restricted Unit Award is granted. The Restricted Unit Award Agreement shall not be inconsistent with the terms provided in this Paragraph 3(c).

     4.  BENEFITS AND PERQUISITES.

         (a) Retirement and Welfare Benefits. During the Term, Executive will be entitled to the usual benefits offered to employees at Executive's level, including vacation, sick time, participation in the Company's medical, dental and insurance programs, as well as the

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ability to participate in the Company's retirement plans (including non-qualified deferred compensation plans), subject to the applicable limitations and requirements imposed by the terms of such benefit plans. Notwithstanding the forgoing, in the event the medical, life insurance and disability benefits provided to Executive by the Company (the "Company Primary Welfare Benefits") for the one year period following the Commencement Date are not comparable in the aggregate with the medical, life insurance and disability benefits provided to similarly situated employees of Resorts International Hotel, Inc., as of the Commencement Date (the "Resorts Primary Welfare Benefits"), the Company shall pay to Executive an amount equal to (i) the present value of the Resorts Primary Welfare Benefits, over the (ii) present value of the Company Primary Welfare Benefits, as determined by the Company in its sole discretion. Executive shall be entitled to three (3) weeks of vacation for each calendar year during the Term.

         (b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive's duties hereunder, including travel, meals and accommodations upon submission by Executive of properly documented vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt. In addition, and subject to evidence of an election by Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), to continue group health coverage under his previous employer's group medical plan, the Company shall reimburse Executive on a monthly basis for the cost of monthly medical coverage pursuant to such COBRA continuation coverage election; provided that such reimbursement shall cease on the date the Employee first becomes eligible to participate under the Company's group medical plan.

         (c) Relocation Expenses. The Company shall reimburse Executive for relocation and interim living expenses on the following terms and conditions:

         1. The Company shall reimburse Executive for the costs incurred by Executive in connection with (A) the sale of his primary residence in Dallas, Texas, up to $20,000, and (B) moving his personal effects maintained in his primary residence (including automobiles) from Dallas, Texas to Las Vegas, Nevada, in each case, subject to the Company's policies in effect from time to time.

         2. Subject to the submission of properly documented receipts, the Company shall reimburse Executive for the reasonable costs incurred by Executive for temporary housing in Las Vegas, Nevada, subject to the Company's policies in effect from time to time.

         (d) Automobile Allowance. During the Term, the Company shall reimburse Executive up to $750 per month for all reasonable expenses (including gasoline, lease payments, maintenance, repairs, insurance, parking and registration, as applicable) incurred in connection with the use of an automobile used in connection with the performance his duties hereunder.

     5. LICENSING REQUIREMENTS. Executive hereby covenants and agrees that, at all times during the Term, Executive shall keep and maintain, in full force and effect, any and all licenses, permits and work authorizations which may be required by any Federal, State or local government agency, including but not limited to any casino gaming regulatory agency having

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jurisdiction over Executive or the Company and that are necessary for Executive to properly work and perform the duties of Executive's position. The Company and Executive further covenant and agree that the Company shall be responsible for Executive's regulatory costs (including attorney's fees or accountant's fees and costs) incurred in procuring in the first instance and thereafter renewing such required licenses, permits or work authorizations. Further, the Company and Executive agree that this Agreement shall be subject to the provisions of all applicable laws, rules and regulations of the jurisdiction(s) having authority with respect to this Agreement, the Company and Executive.

     6.  TERMINATION. Executive's employment with the Company may be terminated
(a) by the Company for Cause (as defined below); (b) by the Company at any time Without Cause (as defined below); (c) by Executive at any time; or (d) due to death or Disability (as defined below) or expiration of the Term.

         (a) For Cause Termination. If Executive's employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary, accrued and unused vacation pay through the date of such termination and any other compensation and benefits (other than severance benefits) to which Executive is entitled under the terms of any of the Company's employee benefit plans, policies, programs or arrangements (the "Accrued Benefits"). For purposes of this Agreement, "Cause" shall mean the following: (i) fraud or embezzlement with respect to the Company by Executive; (ii) material breach by Executive of this Agreement, including, but not limited to, a breach of the Licensing Requirements of Paragraph 5, after notice thereof is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time under the circumstances; (iii) material breach of any reasonable and lawful rule, policy, code of conduct or directive of the Company; (iv) gross or willful neglect of duties or gross misconduct; or (v) habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with the performance of Executive's duties under this Agreement.

         (b) Termination Without Cause. If Executive's employment is terminated by the Company Without Cause (as defined below) prior to the end of the Term hereof, then Executive shall be entitled to, upon Executive's providing the Company with a signed release of claims in a form adopted by the Company: (i) the Accrued Benefits, (ii) a lump sum severance payment equal to Executive's Base Salary for the remainder of the unexpired Term, payable as soon as practicable following such termination, and (iii) continuation of Executive's coverage under the Company's medical plan until the earlier of (A) the date on which Executive first becomes eligible for coverage under the group medical and dental plans of a new employer, and (B) six (6) months from the date of such termination. For purposes of this Agreement, "Without Cause" is defined as termination of Executive's employment by the Company for any reason other than Cause, death, Disability or expiration of the Term.

         (c) Resignation, Expiration of the Term, Death or Disability. If Executive's employment is terminated by reason of Executive's death, Disability, expiration of the Term (pursuant to Paragraph 2) or voluntary resignation prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits other than the Accrued Benefits. "Disability" will occur in the event Executive is unable to perform the duties required of him

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under this Agreement because of illness, incapacity, or physical or mental disability, which inability shall continue for more than three consecutive months, or an aggregate of 120 days (whether or not consecutive) during any 12-month period, during the Term.

     7.  RESTRICTIVE COVENANTS.

         (a) Noncompetition. Should Executive voluntarily terminate his employment hereunder or should Executive be terminated for Cause pursuant to the provisions of Paragraph 6 of this Agreement, Executive agrees that for the six
(6) month period immediately following such termination, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of the Company or its affiliates within a fifty (50) mile radius of Las Vegas, Nevada. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

         (b) Solicitation of Employees, Etc. During the Term and for the one (1) year period immediately following the date of termination of Executive's employment hereunder for any reason, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

         (c) Solicitation of Clients, Etc. During the Term and for the one (1) year period immediately following the date of termination of Executive's employment hereunder for any reason, Executive shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates, or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.


         (d) Disparaging Comments. During the Term and thereafter, Executive and the Company agree that they will make no disparaging or defamatory comments regarding the other party in any respect or make any comments concerning any aspect of the termination of their relationship. The obligations of Executive and the Company under this subparagraph shall

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not apply to disclosures required by applicable law, process of law, regulation or order of any court or governmental agency.

         8. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company and its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive's employment or thereafter, without the Company's prior written consent, disclosure to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company's or any of its affiliated companies' or customers' practices, businesses, procedures, systems, plans or policies (collectively, "Confidential Information"), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive's employment by the Company. In addition, as part of Executive's employment, Executive will be required to acknowledge and sign appropriate confidentiality policy and nondisclosure agreements from time to time, which the Company shall adopt. Executive hereby confirms that all Confidential Information constitutes the Company's exclusive property, and that all of the restrictions on Executive's activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company's reasonable protection. This confidentiality provisions shall survive the termination of this Agreement.

         9. ASSIGNMENT. This Agreement and all of the terms and conditions hereof shall bind the Company and its successors and assigns and shall bind Executive and Executive's heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company's subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

         10. GENERAL.

             (a) This Agreement shall be construed and governed by the laws of the State of Nevada, without giving effect to conflicts of laws principles thereof which may refer such interpretations to the laws of a different state or jurisdiction.

             (b) Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Las

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Vegas, Nevada according to the National Employment Dispute Resolution Rules and
procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Nevada constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

           (c) If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, enforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect. This Agreement constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or modification of, this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both parties.

           (d) The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by the Company or Executive of any failure by Executive or the Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

           (e) Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of the Company or Executive under any other agreement or plan including, without limitation, the Governing Documents.

           (f) This Agreement may be executed by the parties hereto in separate counterparts (including by facsimile), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.


     11. EXECUTIVE REPRESENTATION & ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive's duties hereunder.

                            [signature page follows]

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     IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WITNESS:                                   COLONY RESORTS LVH ACQUISITIONS, LLC


/s/ Robert Schaffhauser                    By: /s/ Nicholas L. Ribis
-------------------------                     ---------------------------------


WITNESS:                                   EXECUTIVE

/s/ Kenneth M. Ciancimino                  /s/ Robert Schaffhauser
-------------------------                  -----------------------
                                           Robert Schaffhauser

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